PAGE 1
Summary of Investments

The following is a table which sets forth all real estate related investments presently made or committed to be made by the Account as of the date of this prospectus.

Real Property Investments
                                                      Long-Term
                            Cash payments made       Indebtedness
                             or to be made (a)    Amount      Rate
Shopping Centers
Northridge Mall
Milwaukee, Wis. (b)........    $5,838,000          none       N/A

Southridge Mall
Greendale/Greenfield
Milwaukee, Wis. (b)........     6,170,000       $2,072,000    8.35%

Office Building
1225 Connecticut Avenue
Washington, D.C. (b)........    9,000,000        1,141,000    6.98%

Apartment Complex
West Springfield Terrace
Fairfax County, VA..........    9,214,000        7,770,339    9.50%
                              $30,222,000      $10,983,339


Mortgage Loan and Land Sale-Leaseback Investments
                                                Cash payments made
                                                 or to be made (a)
Shopping Centers
Monmouth Mall
Eatontown, New Jersey (b)......................     $10,727,000

Riverpoint Center
Chicago, Illinois (c)..........................       2,876,000
                                                    $13,603,000

(a) Includes cash down payments, amounts funded or committed to be funded for mortgage loans, prepayment premiums, special reserves and other cash payments made or expected to be made out of the Account's net assets but does not include acquisition and mortgage placement fees, mortgage financing fees and other acquisition, placement or financing costs.

(b) The interest of the Account in this investment is owned by the Account through a joint venture. The amount shown for the property under "Cash payments made or to be made" includes only the cash investment of the Account in the joint venture for this investment and does not reflect any investment by any other joint venturers in the investment owned by the joint venture. For real property investments in which the Account has an equity interest, the amount shown for the investment under Long-Term Indebtedness reflects the Account's proportionate share, based upon its percent interest in the joint venture, of the amount of financing which is encumbering the property held by the joint venture.
PAGE 2
(c) The interest of the Account in this investment is as a participant in the funding of a mortgage loan secured by the property.

The Account's investments in Northridge Mall and Southridge Mall and in the land sale-leaseback investment and first leasehold mortgage loan secured by Monmouth Mall have been made through two joint venture partnerships, the other partners of which include institutional investors. The percent interest of each partner in these two joint ventures is determined generally based on the timing and amount of capital contributed by all partners.

The Account made a capital contribution of approximately $12,008,000 in return for an approximate 5.92 percent interest in N/S Associates, which owns interests in Northridge Mall and Southridge Mall, and made an initial capital contribution of $10,000,000 in return for an approximate 6.97 percent interest in Monmouth Associates, which owns the underlying land subject to a ground lease of, and holds a first leasehold mortgage on, Monmouth Mall. JMB Group Trust IV, which had been advised by an affiliate of the Investment Adviser but is currently advised by an unaffiliated third party, owns the majority percent interest in each of N/S Associates and Monmouth Associates.

In May 1994, Monmouth Associates agreed to finance the cost of a renovation of Monmouth Mall. The maximum amount of the renovation loan is $29,100,000 and as of December 31, 1995 fundings of $21,476,000 have been made. Certain of the fundings for the renovation loan have been made out of cash reserves and the cash flow of Monmouth Associates, as well as out of additional capital contributions to Monmouth Associates made pro rata based upon the respective interests of its joint venture partners. The Account's share of such additional capital contributions would be approximately $727,000 based on its approximate 6.97 percent interest in Monmouth Associates of which $685,000 had been contributed as of December 31, 1995. The renovation of the shopping center includes, among other things, the addition of a food court and cinema and the re-merchandising of approximately 300,000 square feet of space and has been substantially completed as of December 31, 1995.

In general, joint venture partnership agreements for N/S Associates and Monmouth Associates provide that decisions concerning the joint ventures and their real estate investments are to be made by the vote or approval of the joint venture partner or partners holding a majority of the percent interests in the respective joint ventures.

Under the respective joint venture partnership agreements, in the event that one or more, but less than all, of the joint venture partners propose to sell the joint venture's entire interest in a real estate related investment during a specified period commencing generally not earlier than the end of the fourth year after the funding of the investment and ending 10 years after such funding, each other joint venture partner not approving such sale will have a right of first offer to purchase such investment on the terms set forth in a notice of the proposed sale from the joint venture partners desiring such sale. If more than one joint venture partner elects to exercise a right of first offer, each of the joint venture partners making such election will have the right to purchase an PAGE 3 interest in such investment based upon the proportion of its percent interest in the respective joint venture to the aggregate percent interests of all joint venture partners making such election. If no Joint venture partner elects to exercise the right of first offer, the joint venture partners approving the sale may effect such sale on behalf of the respective joint venture for a sales price of not less than 90 percent of the proposed sales price and on other terms at least as favorable to the respective joint venture as those set forth in the notice of proposed sale.

In general, each joint venture partner may sell its interest in the respective joint venture subject to each other joint venture partner's right of first refusal to purchase the interest, and any such sale may not be made without the consent of all other joint venture partners unless it is to be made to an affiliate of the selling joint venture partner or to certain institutional investors, a "Fortune 500" corporation or an affiliate thereof, or to an entity of similar financial standing or sophistication of the foregoing or of the selling joint venture partner.

Northridge Mall
Milwaukee, Wisconsin

Northridge Mall, located in Milwaukee, Wisconsin, was completed in 1972. The mall shops and four adjacent department stores comprising the shopping center contain approximately 1,053,000 square feet of gross leasable area, of which N/S Associates owns approximately 399,000 square feet. The remaining 654,000 square feet of gross leasable area are occupied by four department stores, three of which own their own stores and a portion of the parking area. These four stores are Younkers, which leases its store from an unaffiliated third party (approximately 166,000 square feet), J.C. Penney (approximately 168,000 square feet), Sears (approximately 169,000 square feet) and Boston Store (approximately 151,000 square feet). Existing operating covenants for occupancy of their stores by Younkers extend through January 1999 and by Boston Store through 2000. J.C. Penney and Sears, whose operating covenants expired in August 1992, continue to operate their respective stores at the shopping center.

The proposed acquisition of Younkers by Proffitt's, Inc. should eliminate the need for a possible anchor replacement at both Northridge and Southridge malls. Carson, Pirie Scott & Co. had made a bid to purchase the Younkers chain, which operates at both malls. Carson's already operates the Boston Store at Northridge and Southridge, and had indicated that they would not continue operating the Younkers store. The acquisition by Proffitt's should eliminate the need for an anchor replacement at both centers and should continue to provide the malls with an anchor similar to the existing Younkers in quality and type of merchandise.

The shopping center is located on an approximate 105-acre site, of which N/S Associates owns approximately 32 acres, at the northwest corner of West Brown Deer Road and North 76th Street on the north side of Milwaukee. The shopping center is a two-level center of masonry construction and contains a large center court atrium with a fountain and skylights. The entire parking lot contains parking for approximately 7,800 automobiles.
PAGE 4
Real estate taxes on the portion of the shopping center owned by N/S Associates were approximately $2,468,000 for the 1995 tax year and are estimated to be approximately $2,569,000 for the 1996 tax year due to a successful tax appeal filed by N/S Associates.

The shopping center is subject to competition from other retail properties in the vicinity. In the opinion of the Investment
Adviser, the portion of the shopping center owned by N/S Associates is adequately insured.

The portion of the shopping center owned by N/S Associates consists of approximately 388,000 square feet of mall space and 11,000 square feet of storage space. The mall space is currently approximately 86 percent leased and occupied by 125 tenants. Tenant leases for mall space have minimum terms, not including renewal options, ranging from one to 20 years, with current annual base rents ranging from approximately $5 to $150 per square foot. The current average annual base rent for mall space is approximately $18.83 per square foot.
The average annual occupancy rates (based upon occupancy at the end of each month during the year) and approximate average annual base rents per square foot for the mall space for the past five years are as follows:

                            Average Annual
          Average Annual       Base Rent
Year      Occupancy Rate    Per Square Foot
1991            93%             $21.50
1992            87               22.10
1993            87               22.30
1994            80               22.65
1995            83               18.83

Substantially all of the leases contain provisions pursuant to which N/S Associates is entitled to participate in tenant gross receipts above certain minimum amounts, and most leases entitle N/S Associates to receive tenants' contributions for operating expenses and real estate taxes. Certain of the more recent leases provide for N/S Associates' participation in tenant gross receipts above certain minimum amounts without receipt by N/S Associates of any specified annual base rent or tenant contributions for operating expenses or real estate taxes.

N/S Associates acquired its interest in the shopping center in April 1988 for a purchase price of approximately $89,653,000 paid in cash at closing, subject to the existing mortgage loans with a then outstanding aggregate balance of approximately $18,454,000. At closing, N/S Associates established a reserve of approximately $8.9 million that has been used to pay for certain capital improvements made at the shopping center, including certain asbestos removal, construction of a food court and center and side court improvements. It is expected that additional asbestos removal will be undertaken from time to time. For 1996 N/S Associates has currently budgeted approximately $2,551,000 for completion of tenant improvements and asbestos abatement for certain tenant spaces at Northridge Mall. Such amount is expected to be paid out of proceeds from the refinancing described below and cash flow from the property.

PAGE 5
In February 1995, N/S Associates repaid the two mortgage loans secured by Northridge Mall, as well as the mortgage loan secured by Southridge Mall, out of the proceeds of a new loan in the principal amount of $35,000,000 secured by a mortgage on Southridge Mall. In addition, approximately $2,900,000 of the net proceeds from the new mortgage loan was used to pay tenant improvements, asbestos abatement and other capital costs incurred for Northridge and Southridge Malls during 1995.

The portion of the shopping center owned by N/S Associates is being managed by an affiliate of the Investment Adviser under an agreement pursuant to which it is obligated to manage the property and collect all receipts from operations of the property. The affiliate of the Investment Adviser is paid an annual fee equal to 3.75 percent of the gross receipts of the property plus reimbursement of certain direct expenses in connection with the management of the property.

Northridge Mall has been adversely affected by a perception that it is an unsafe place to shop. This perception has resulted in declining sales and occupancy over the past several years. Compounding the problem of declining sales are the high operating costs for tenants due to the high real estate taxes at the shopping center. By contesting the real estate taxes, the manager of the property was able to achieve a reduction in taxes in 1995. Occupancy has also been affected by continuing tenant bankruptcies. To counter the negative image for Northridge Mall, N/S Associates made certain capital improvements including parking lot lighting and improved interior lighting, and implemented operational programs to improve the shopping center's safety and appearance, as well as instituted certain marketing efforts to enhance its image. In addition, N/S Associates continues to seek to increase occupancy by aggressively marketing space for new and renewal tenants through leasing incentives, as well as cooperating with existing tenants who need short-term rent reductions in order to maintain occupancy of their space. Certain positive sales trends appear to indicate a modest improvement, however, elimination of the negative perception is expected to take some time.

The following is a schedule of expiration of leases (exclusive of storage space and assuming no renewals or cancellations) and current annual base rents allocable thereto as of March 1996:

Year of         Number              Current     Percentage of
Expiration        of     Square      Annual     Current Annual
of Leases       Tenants   Feet      Base Rent     Base Rent
1996..........    27     58,409     $378,840         5.7%
1997..........    14     67,676      533,352         8.1
1998..........    19     45,216    1,312,896        19.8
1999..........    24     49,155    1,274,904        19.2
2000..........    12     20,966      617,496         9.3
2001..........     8     19,177      523,632         8.0
2002..........    10     26,401      646,812         9.7
2003..........     3     16,620      492,144         7.4
2004..........     4     12,899      299,088         4.5
2005..........     3      4,548      147,972         2.2
2006..........     3      7,369      199,836         3.0
2008..........     1      7,500      208,800         3.1

PAGE 6
Southridge Mall
Greendale/Greenfield (Milwaukee),
Wisconsin

Southridge Mall, completed in 1970, is located in the Village of Greendale and City of Greenfield south of Milwaukee, Wisconsin. The mall shops and five adjacent department stores comprising the shopping center contain approximately 1,295,000 square feet of gross leasable area, of which N/S Associates owns approximately 435,000 square feet, including the space leased to Kohl's Department Store, one of the anchor tenants, and approximately 2,000 square feet of storage space. The remaining approximately 860,000 square feet of gross leasable area are occupied by four department stores, three of which own their own stores and a portion of the parking area. These four stores are Younkers, which leases its store from an unaffiliated third party (approximately 203,000 square feet), Boston Store (approximately 221,000 square feet), Sears (approximately 251,000 square feet) and J.C. Penney (approximately 185,000 square feet). Existing operating covenants for occupancy of their stores by Younkers extend through January 1999 and by Boston Store through 2000. J.C. Penney and Sears, whose operating covenants have expired, continue to operate their respective stores at Southridge Mall.

The proposed acquisition of Younkers by Proffitt's, Inc. should eliminate the need for a possible anchor replacement at both Northridge and Southridge malls. Carson, Pirie Scott & Co. had made a bid to purchase the Younkers chain, which operates stores at both malls. Carson's already operates the Boston Store at Northridge and Southridge, and had indicated that they would not continue operating the Younkers store. The acquisition by Proffitt's should eliminate the need for an anchor replacement at both centers and should continue to provide the malls with an anchor similar to the existing Younkers in quality and type of merchandise.

The shopping center is located on an approximately 105-acre site, of which N/S Associates owns approximately 34 acres, at the intersection of West Grange Avenue and South 76th Street in Milwaukee County. It is a two-level center of masonry construction and contains a large center court atrium with a fountain and skylights. The entire parking lot contains parking for approximately 6,900 automobiles.

Real estate taxes on the portion of the shopping center owned by N/S Associates were approximately $4,048,000 for the 1995 tax year and are estimated to be approximately $4,062,000 for the 1996 tax year.

The shopping center is subject to competition from other retail properties in the vicinity. In the opinion of the Investment
Adviser, the portion of the shopping center owned by N/S Associates is adequately insured.

The portion of the shopping center owned by N/S is currently approximately 97 percent leased and occupied by 138 tenants. During the third quarter of 1995 N/S Associates and Kohl's entered into an amendment of its lease. Pursuant to the lease amendment the term of Kohl's lease has been extended from 2001 until 2015 and the tenant PAGE 7 space has been increased by approximately 19,000 square feet to approximately 85,000 square feet, exclusive of storage space. Kohl's is required to pay annual base rent of $9.25 per square foot, as well as one-half of its pro rata share for real estate taxes and a fixed amount for common area maintenance expense. Kohl's is also obligated to pay as additional rent a percentage of its gross receipts in excess of a minimum amount of annual sales to be determined after the tenant has occupancy of the entire leased space. N/S Associates is responsible for paying the costs of asbestos removal for the tenant space, which is estimated to be approximately $1,250,000. Kohl's is obligated to pay other costs associated with the leased space, including tenant improvements and lease buy-out and relocation costs, if any, of other tenants (one of whose lease continues until 2001) that currently occupy a portion of the expansion space. The lease amendment also contains an operating covenant pursuant to which Kohl's is obligated to operate its retail store at Southridge Mall until 2005, subject to earlier termination under certain circumstances. Although the lease amendment reduces Kohl's overall rent, the expansion of its space and the extension of its lease term is expected to stabilize the shopping center on a long-term basis by ensuring Kohl's continued occupancy and therefore its continued contribution to customer traffic. Other tenant leases (exclusive of storage space) have minimum terms, not including renewal options, ranging from 3 to 15 years, with current annual base rents ranging from $8.00 to $116.00 per square foot. The current average annual base rent (exclusive of storage space) is approximately $20.40 per square foot.

The average annual occupancy rates (based upon occupancy at the end of each month during the year) and approximate average annual base rents per square foot for tenant space (inclusive of Kohl's
Department Store but exclusive of storage space) for the past five years are as follows:

                            Average Annual
          Average Annual       Base Rent
Year      Occupancy Rate    Per Square Foot
1991           94%              $19.30
1992           87                20.90
1993           90                21.20
1994           91                20.90
1995           95                20.40

Substantially all of the leases contain provisions pursuant to which N/S Associates is entitled to participate in tenant gross receipts above certain minimum amounts and to receive tenants' contributions for operating expenses and real estate taxes. N/S Associates acquired its interest in the shopping center in April 1988 for a purchase price of approximately $96,865,000 paid in cash at closing, subject to the existing first mortgage loan with a then outstanding balance of approximately $18,536,000. N/S Associates established a reserve of approximately $7,250,000 which has been used for certain capital improvements at the shopping center including, among other things, asbestos abatement and center and side court improvements.
For 1996, N/S Associates has currently budgeted approximately $1,818,000 for tenant improvements, asbestos abatement and other PAGE 8 capital costs at Southridge Mall. Such amount is expected to be paid out of proceeds from the refinancing of the mortgage loan secured by the property and cash flow from the property.

In February 1995, N/S Associates repaid the mortgage loan secured by Southridge Mall, as well as the two mortgage loans secured by Northridge Mall, out of the proceeds of a new loan in the principal amount of $35,000,000 secured by a mortgage on Southridge Mall. In addition, approximately $2,900,000 of net proceeds from the new mortgage loan were used to pay for tenant improvements and other capital costs incurred for Northridge and Southridge Malls. The new mortgage loan has a term of seven years, bears interest at 8.35 percent per annum and requires monthly payments of interest only aggregating approximately $2,923,000 per annum prior to maturity in February 2002, when the entire principal amount and any accrued and unpaid interest will be due and payable. The new mortgage loan permits only a prepayment in full, subject to the payment of a premium of the greater of 1 percent of the outstanding principal balance of the loan and an amount calculated pursuant to a defined yield maintenance formula. The remedies under the new mortgage loan are generally limited to the property securing the loan.

The portion of the shopping center owned by N/S Associates is being managed by an affiliate of the Investment Adviser under an agreement pursuant to which it is obligated to manage the property and collect all receipts from operations of the property. The affiliate of the Investment Adviser is paid a fee equal to 3.75 percent of the gross receipts of the property plus reimbursement of certain direct expenses in connection with the management of the property.

The following is a schedule of expiration of leases (inclusive of Kohl's Department Store but exclusive of storage space and assuming no renewals or cancellations) and current annual base rents allocable thereto as of March 1996:

Year of         Number              Current     Percentage of
Expiration        of     Square      Annual     Current Annual
of Leases       Tenants   Feet      Base Rent     Base Rent
1996..........    13     21,553      $526,488        6.1%
1997..........     7     20,016       462,600        5.4
1998..........    21     52,549     1,552,764       17.9
1999..........    14     24,361       568,764        6.6
2000..........    23     45,263     1,406,172       16.3
2001..........    18     41,032       993,204       11.5
2002..........     8     16,714       585,036        6.8
2003..........     8     32,651       810,444        9.4
2004..........     6     25,126       611,904        7.1
2005..........     9     21,072       652,764        7.6
2006..........     2      9,105       249,984        2.9
2009..........     1      7,507       210,192        2.4

Monmouth Mall
Eatontown, New Jersey

In October 1988 Monmouth Associates (i) acquired certain land underlying a super regional shopping center in Eatontown, New Jersey known as Monmouth Mall, (ii) leased the land to the owner of the shopping center pursuant to a long-term ground lease, and (iii) made PAGE 9 a first mortgage loan to the owner of the shopping center secured by the leasehold estate and the improvements thereon. The borrower under the first leasehold mortgage loan and lessee under the ground lease (hereinafter the "borrower/lessee") is a partnership whose partners are not affiliated with Monmouth Associates or any of its joint venture partners.

The shopping center is being reconfigured in connection with the renovation discussed below. Upon completion of the renovation, the shopping center will contain approximately 1,503,000 square feet of gross leasable area, of which approximately 614,000 square feet will consist of mall shops (approximately 470,000 square feet), a fifteen screen cinema (approximately 77,000 square feet), outparcel buildings (approximately 17,000 square feet) and storage and basement area (approximately 50,000 square feet). The remaining gross leasable area includes four department stores, which are Macy's (approximately 262,000 square feet), J.C. Penney (approximately 203,000 square feet), Abraham & Straus (approximately 265,000 square feet) and Lord & Taylor (approximately 159,000 square feet). Existing operating covenants of the anchor department stores for reimbursement of a specified amount of common area maintenance expenses and operation of a retail business at their stores (which may be different from the current retail business), generally extend to 1998 for Abraham & Straus, 2005 for Macy's and Lord & Taylor, and 2006 for J.C. Penney, with certain option or renewal rights thereafter in favor of Abraham & Straus and Lord & Taylor.

Federated Department Stores, which owns Abraham & Straus, completed its merger with Macy's, and in January 1995 Federated Department Stores announced that it would close the entire Abraham & Straus chain of stores and either convert them to other stores or sell them. Federated Department Stores converted the Abraham & Straus store at Monmouth Mall to a Stern's store in the spring of 1995, as permitted under the terms of its operating agreement. Macy's covenant to operate a department store (in addition its covenant to operate a retail business) expired in 1995. Preliminary discussions with Macy's continue regarding a possible extension of their operating covenant, but there can be no assurance any such extension will be finalized. The Macy's store continues to operate at Monmouth Mall.

The shopping center is located on an approximately 104-acre site located at the intersection of Routes 35 and 36 and Wyckoff Road in Eatontown, New Jersey. Macy's owns its own department store and approximately 2 acres of underlying land, and J.C. Penney owns its own store and approximately 12 acres of underlying land. The remaining approximately 90 acres of land underlying the shopping center were acquired by Monmouth Associates subject to the right of Stern's to acquire the land underlying its store. Stern's, which currently leases its store and the approximately 14 acres of underlying land for nominal base rent, has the right to acquire the underlying land at any time after 1998 and to acquire its store at any time after 2028, in each case for nominal consideration. The shopping center is a multi-level super regional center constructed of structural steel framing with concrete block facing. The entire parking lot (a portion of which is owned by certain of the department stores) contains combined surface and deck parking for approximately 8,225 automobiles.
PAGE 10
The Lord & Taylor lease provides for annual base rent of approximately $60,400 and an initial term of 16 years ending in 2006 with six 10-year renewal options at the same annual base rent. Each of Lord & Taylor and Stern's pays a percentage of its gross receipts above a certain minimum amount as well as a pro rata share of the real estate taxes as additional rent. Sony Theaters operates the cinema under a lease that commenced in 1994 and provides for an initial term of 21 years with a current annual base rent of approximately $711,000 with specified periodic increases. The lease also requires the tenant to pay a specified amount of operating expense reimbursements and a pro rata share of the real estate taxes, as well as a percentage of its gross receipts above a certain minimum amount as additional rent. The lease also provides for five 5-year renewal options with specified increases in annual base rent. In addition to its own department store, Macy's also leases approximately 36,400 square feet of space from the borrower/lessee for its children's store at the shopping center.

Real estate taxes on the portion of the shopping center owned by the borrower/lessee were approximately $1,882,000 for the 1995 tax year and are budgeted to be approximately $1,965,000 for the 1996 tax year. The shopping center is subject to competition from other retail properties in the area, including an approximately 1,300,000 square foot shopping center that opened in the general vicinity in August 1990. In the opinion of the Investment Adviser, the portion of the shopping center owned by the borrower/lessee is adequately insured.

The mall shops and outparcel space at the shopping center are currently 86 percent leased by 167 tenants with current annual base rents ranging from approximately $1.00 to $186.00 per square foot and a current average annual base rent of approximately $22.34 per square foot. Leases for mall shops and outparcel space have minimum terms, not including renewal options, ranging from 5 to 15 years. Due to the renovation of the shopping center discussed below, the current occupancy of the mall shops and outparcel space is approximately 77 percent. However, the mall shops and outparcel space are currently approximately 90 percent leased including leases whose terms will commence after renovation of tenant space permits occupancy. The average annual occupancy rates (based upon occupancy at the end of each month during the year) and approximate average annual base rents per square foot for the mall shops and outparcel space for the past five years are as follows:

                            Average Annual
          Average Annual       Base Rent
Year      Occupancy Rate    Per Square Foot
1991           83%              $18.25
1992           82                19.85
1993           81                19.95
1994           67                21.40
1995           69                24.76

Substantially all of the leases contain provisions pursuant to which tenants are required to pay specified percentages of their gross receipts above certain minimum amounts as additional rent and to pay their pro rata share of the operating expenses and real estate taxes of the shopping center.
PAGE 11
The Limited owns a number of apparel store tenants who have the following leases of mall space at Monmouth Mall:

                                              Current
                                   Square      Annual     Original
    Tenant                          Feet     Base Rent      Term
The Limited                         8,470     $99,522     12 years
The Limited Too                     3,952      92,872     12 years
Lerner New York                     7,045     140,900     12 years
Compagnie International Express    10,957     128,745     12 years
Structure                           5,849     137,451     12 years
Victoria's Secret                   6,908     162,338     12 years
Lane Bryant                         4,137      60,000     13 years
Mozzarellas Cafe                    5,051     114,425     15 years

In October 1988, Monmouth Associates (i) purchased approximately 88.5 acres of land underlying the shopping center (subject to the right of Stern's to acquire the approximately 14 acres underlying its store) for $13,000,000 paid in cash; (ii) leased the land back to the borrower/lessee pursuant to a long-term ground lease; and (iii) made a first mortgage loan in the principal amount of $128,920,000 to the borrower/lessee secured by the leasehold estate and the improvements thereon. The ground lease, which has a term of 75 years commencing in October 1988 (subject to earlier termination in the event of a sale of the land as described below), provides for monthly base rent aggregating $1,170,000 annually with minimum payments of $650,000. The ground lease also provides for contingent rent (payable quarterly out of the excess, if any, of substantially all of the gross receipts from the operations of the shopping center received by the borrower/lessee over certain base amounts) equal to the sum of (x) a specified annual amount (commencing in the fourth lease year at $390,000 per annum and increasing in the sixth lease year to $520,000 per annum), increased until paid at the "applicable rate" of interest payable under the first leasehold mortgage loan described below (such amount as so increased herein called the "rent shortfall amount"), plus (y) 15 percent of the balance of such excess gross receipts remaining after deducting the aggregate amount paid at such time of the rent shortfall amount under the ground lease and the "interest shortfall amount" under the first leasehold mortgage loan as described below.

The first leasehold mortgage loan has a term of 15 years to October 2003, which may be extended from time to time at the option of Monmouth Associates for up to an additional 20 years, subject to acceleration of the loan in the event of a joint sale of the property or a purchase by either Monmouth Associates or the borrower/lessee of the other party's entire interest in the property.

The first leasehold mortgage loan provides for monthly payments of base interest at a base rate of 5.98 percent per annum for the first two loan years, 7.97 percent per annum for the third loan year and 5 percent per annum for each loan year thereafter. The first leasehold mortgage loan also provides for quarterly payments of contingent interest (payable out of the excess, if any, of substantially all of the gross receipts from the operations of the shopping center received by the borrower/lessee over certain base amounts) equal to the sum of (x) the difference between the amount of interest payable PAGE 12 on the loan at the "applicable rate" and that payable at the base rate described above, increased until paid at the applicable rate
(such amount as so increased herein called the "interest shortfall amount"), plus (y) 45 percent of the balance of such excess gross receipts remaining after deducting the aggregate amount paid at such time of the rent shortfall amount under the ground lease and the interest shortfall amount under the first leasehold mortgage loan.
The "applicable rate" under the loan is 5.98 percent per annum for the first two loan years, 7.97 percent per annum for the next three loan years and 8.97 percent per annum for each loan year thereafter.


In May 1994, Monmouth Associates agreed to finance the cost of a renovation of Monmouth Mall. The maximum amount of the renovation loan is $29,100,000 and as of December 31, 1995 fundings of $21,476,000 have been made. Certain of the fundings for the renovation loan have been made out of cash reserves and the cash flow of Monmouth Associates as well as out of additional capital contributions to Monmouth Associates made pro rata based upon the respective interests of its joint venture partners. The Account's share of such additional capital contributions would be approximately $727,000 based on its approximate 6.97 percent interest in Monmouth Associates of which $685,000 had been contributed as of December 31, 1995. The renovation of the shopping center includes, among other things, the addition of a food court and cinema and the re-merchandising of approximately 300,000 square feet of space and has been substantially completed as of December 31, 1995.

The renovation loan will mature contemporaneously with the first leasehold mortgage loan in October 2003, subject to (i) acceleration in the event of default or certain other events, including a joint sale of the entire fee and leasehold interests in Monmouth Mall, or
(ii) extension of the loan maturity by Monmouth Associates under certain circumstances for up to 20 years on the same loan terms prior to the extension (other than the maturity date). The renovation loan is secured by a leasehold mortgage subordinated to the leasehold mortgages securing the first leasehold mortgage loan and certain other loans made for tenant improvements or other ordinary capital expenditures and is cross-defaulted with those loans as well as the ground lease. The remedies under the renovation loan are generally limited to the property securing the obligation. Payment of principal and accrued interest of the renovation loan is subordinated to the payment of certain other amounts payable to Monmouth Associates in connection with the ground lease and the first leasehold mortgage loan.

Under the terms of the ground lease, as amended in connection with the renovation loan, upon a joint sale or refinancing of the land and the improvements thereon, Monmouth Associates generally will be entitled to receive out of the proceeds of such sale or refinancing the sum of (a) any accrued and unpaid rent shortfall amount plus $13,000,000 (and any other amounts invested in the land), plus (b)
after payment of principal and any accrued and unpaid base interest on the first leasehold mortgage loan and the renovation loan, the return to the borrower/lessee of payments made to cover any cost overruns in connection with the renovation, and payment of any outstanding additional loans by Monmouth Associates and any advances
PAGE 13
by the borrower/lessee to pay the cost of certain capital or tenant improvements described below, together with any accrued and unpaid interest thereon, 17.5 percent of such remaining sale or refinancing proceeds until Monmouth Associates has received aggregate payments under the ground lease equal to an internal rate of return of  11 percent per annum on its investment in the land, plus (c) thereafter,
12.5 percent of any such remaining sale or refinancing proceeds. In general, the remedies under the ground lease are limited to the property securing such obligation.

Under the terms of the first leasehold mortgage loan, as amended in connection with the renovation loan, upon a joint sale or refinancing of the land and the improvements thereon, Monmouth Associates will be entitled to receive out of the proceeds of such sale or refinancing, after deducting the accrued and unpaid rent shortfall amount plus $13,000,000 (and any other amounts invested in the land) payable to Monmouth Associates pursuant to the terms of the ground lease, the sum of (a)(i) any accrued and unpaid interest shortfall amount, (ii) the outstanding principal amount of the first leasehold mortgage loan plus any accrued and unpaid base interest thereon, and (iii) after repayment of the outstanding principal amount of the renovation loan, and any accrued and unpaid interest thereon, the return to the borrower/lessee of payments made to cover any cost overruns in connection with the renovation, and repayment of any additional loans by Monmouth Associates and any advances by the borrower/lessee to pay the cost of certain capital or tenant improvements described below, together with any accrued and unpaid interest thereon, 52.5 percent of such remaining sale or refinancing proceeds until Monmouth Associates has received aggregate payments under the first leasehold mortgage loan equal to an internal rate of return of 11 percent per annum on the principal amount of such loan, plus (b) thereafter, 37.5 percent of any such remaining sale or refinancing proceeds. In the event that the loan continues until its stated maturity date (as it may be extended from time to time) without a joint sale of the property or a sale of Monmouth Associates' entire interest in the property, Monmouth Associates will be entitled to receive an amount that would provide it the same consideration payable to it as the first leasehold mortgage lender (but not as the ground lessor) under a joint sale of the property described above, assuming that the property were sold for its appraised fair market value. Aggregate interest payable may not exceed a specified simple interest rate per annum. In general, except for a prepayment in connection with a joint sale of the property or a sale to the borrower/lessee of Monmouth Associates' entire interest in the property as described below, no prepayment of the first leasehold mortgage loan may be made. In general, the remedies under the first leasehold mortgage loan are limited to the property securing such obligation. The borrower/lessee is obligated, at its own expense, to remove any asbestos from the portion of the shopping center owned by the borrower/lessee under certain circumstances.

Monmouth Associates also is required to make other additional loans to finance the cost of 60 percent of tenant improvements or other ordinary capital expenditures that exceed the amounts reserved by the borrower/lessee for such expenditures, provided that the borrower/lessee advances the remaining 40 percent of such expenditures.
PAGE 14
The interest payable on any such additional loans (as well as on any advances made by the borrower/lessee) is to be at the greater of the applicable rate under the first leasehold mortgage loan as in effect from time to time or the market rate of interest charged by institutional lenders for similar loans. These additional loans generally require payments of interest only until maturity of the first leasehold mortgage loan (including any extension thereof described above), at which time the outstanding principal and any accrued and unpaid interest under the additional loans will be due and payable. The additional loans may be prepaid prior to maturity without a prepayment charge. Pursuant to such requirements, Monmouth Associates has loaned the borrower/lessee an aggregate of approximately $3,085,000 at fixed interest rates ranging from 8.25 percent to 10.5 percent per annum in connection with the cost of tenant improvements and ordinary capital expenditures, including tenant lease expenditures and termination payments. In connection with the termination of a previous department store lease, Monmouth Associates has advanced an additional $1,250,000 as an expansion/renovation loan, which together with accrued interest through October 1991, bears interest at 13 percent per annum, and has permitted the borrower/lessee to defer payment of approximately $729,000 of base interest, which also bears interest at 13 percent per annum on the deferred amount. These loan amounts have been advanced out of interest and lease payments received under the first leasehold mortgage loan and ground lease along with the reserves of Monmouth Associates.

The mortgage loan and renovation loan, as well as the ground lease, all discussed above, accrue interest at a higher rate than the actual cash payments of interest. In April 1992 Monmouth Associates put these loans on non-accrual, based on the uncertainty as to the collectibility of such contingent interest. During 1995, accrued interest, from the periods prior to April 1992, totaling $3,576,000 was written off due to the uncertainty as to collectibility of these accrued amounts.

Under the terms of the ground lease, at any time after October 2001 Monmouth Associates has the right, and at any time after October 2002 the borrower/lessee has the right, to cause a joint sale of the land and the portion of the shopping center owned by the borrower/lessee, subject to the right of first refusal of the other party to the ground lease to acquire the entire interest in the property of the party proposing such joint sale. In the event that the first leasehold mortgage loan continues until its stated maturity date (including any extension of such maturity date described above), the borrower/lessee has the option to purchase Monmouth Associates' interest in both the land and the first leasehold mortgage loan for an aggregate amount that would provide Monmouth Associates the same consideration payable to it as ground lessor and first leasehold mortgage lender under a joint sale of the property described above, assuming that the property were sold for its appraised fair market value.

In general, except for certain transfers by Monmouth Associates to an affiliate, each of Monmouth Associates and the borrower/lessee may only transfer its entire respective interest in the property (including its interest in the first leasehold mortgage loan), PAGE 15 subject to the consent of the other party and the other party's right of first refusal to acquire such interest. In general, neither Monmouth Associates nor the borrower/lessee may transfer a portion of its interest in the property.

The portion of the shopping center owned by the borrower/lessee is being managed by an affiliate of the borrower/lessee under a long-term agreement pursuant to which it is obligated to manage the property and collect all receipts from operations of the property for a fee equal to 3.5 percent of the base and percentage rents from the property. In addition, the manager is entitled to compensation for leasing and re-leasing services at the shopping center. The following is a schedule of expiration of present leases for the mall shops and outparcel space exclusive of storage and basement space and assuming no renewals or cancellations) and current annual base rents allocable thereto as of March 1996:

Year of         Number              Current     Percentage of
Expiration        of     Square      Annual     Current Annual
of Leases       Tenants   Feet      Base Rent     Base Rent
1996..........     7     15,108     $529,028          5.1%
1997..........     5     12,971      298,022          2.9
1998..........     6     16,166      432,877          4.2
1999..........     5      5,640      187,401          1.8
2000..........     8     51,917      809,807          7.8
2001..........    11     18,206      838,594          8.1
2002..........    10     27,461      980,415          9.5
2003..........    11     34,842    1,111,468         10.7
2004..........     8      7,690      363,332          3.5
2005..........    29     39,202    1,704,977         16.4
2006..........    17     52,995    1,384,050         13.3
2007..........     8     44,150      846,828          8.2
2009..........     1     15,680      147,000          1.4
2010..........     3     11,729      247,521          2.4
2011..........     1     42,500      425,000          4.1
2015..........     1     12,625       64,125          0.6

1225 Connecticut Avenue
Washington, D.C.

In May 1990 the Account acquired an interest in a newly formed Delaware corporation (the Corporation) owned jointly with certain other persons, as described below. The Corporation has acquired an office building located in Washington, D.C. known as 1225 Connecticut Avenue, N.W. (1225 Connecticut), an eight-story reinforced concrete frame building containing 183,530 square feet of rentable office space, 18,438 square feet of rentable retail space, 6,416 square feet of below grade storage space and 100,024 square feet of subsurface parking space for over 300 automobiles. The building, which was completed in 1968, is located on an approximately 33,000 square foot site that fronts Connecticut Avenue, 18th Street and "N" Street, N.W.

The office and retail space of 1225 Connecticut is currently 100 percent leased and occupied under leases having original minimum terms (not including renewal options) which vary in duration from 5-1/2 to 12 years with current annual base rents ranging from PAGE 16 approximately $17.50 to $48.90 per rentable square foot. The current average annual base rent for the office and retail space is approximately $30.29 per square foot. The storage space is currently 59 percent leased and occupied under leases having original minimum terms (not including renewal options) that vary in duration from 5 to 12 years with the current annual base rents ranging from approximately $11.05 to $15.00 per square foot. The current average annual base rent for the storage space is approximately $11.30 per square foot. The average annual occupancy rates (based upon occupancy at the end of each month during the year) and approximate average annual base rents per square foot for the office and retail space for the past four years are as follows:

                            Average Annual
          Average Annual       Base Rent
Year      Occupancy Rate    Per Square Foot
1991           99%              $20.05
1992           99                20.35
1993           95                28.60
1994           96                32.60
1995           100               30.29

Substantially all of the office and retail leases contain provisions, subject to certain limitations, requiring tenants to pay, in addition to their annual base rent, their pro-rata share of real estate taxes and operating expenses over certain base amounts. In addition, leases covering a majority of the office and retail space contain provisions, subject to certain limitations, pursuant to which rents may be increased based upon changes in a consumer price index from a base year.

Ernst & Young currently leases approximately 80 percent of the office space. Effective January 1, 1995 per the terms of the Third Amendment to the Ernst and Young lease, the lease term of the fourth floor premises consisting of 26,328 square feet was amended to expire on June 30, 2007. In addition, the amendment modified the monthly base rent to $33.82 per average square foot for the total leased premises of 159,664 square feet. Effective August 1, 1995, Ernst and Young entered into a Fourth Amendment to occupy 2,023 square feet of retail space to expire June 30, 2007. As a result, the Ernst & Young leases generally are as follows:

                                      Current
                                      Annual
                         Square        Base         Expiration
Tenant                    Feet         Rent            Date
Ernst & Young:
  Ground Floor            1,676       $17.50          June 2007
  2nd,4th,5th,6th,7th,
     & 8th floors       157,968        34.00          June 2007
  Retail Space            2,023        24.00          June 2007


In connection with the extension and expansion of its leases, Ernst & Young received certain leasing incentives, including a tenant improvement allowance and a rent credit for its fourth floor space for a portion of the lease term commencing in 1995. The primary lease for Ernst & Young covers approximately 157,968 square feet of space, not including the ground floor and retail space.
PAGE 17
The real estate and vault taxes on 1225 Connecticut were approximately $885,000 for the tax year ended September 30, 1995. Such taxes are expected to be approximately $1,039,000 for the tax year ended September 30, 1996. 1225 Connecticut is subject to competition from several other commercial projects in its vicinity, including a number of office buildings owned by entities either sponsored or advised by an affiliate of the Investment Adviser. In the opinion of the Investment Adviser, the building is adequately insured.

The Corporation has elected to qualify as a real estate investment trust (REIT) pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the Code). For each taxable year that the Corporation qualifies as a REIT, the Corporation in general will not be subject to federal corporate income tax or the District of Columbia corporate franchise tax on its regular taxable income and will not be taxable on long-term capital gain income to the extent its income is distributed as dividends. If the Corporation were to fail to qualify as a REIT, it would be taxed at rates applicable to corporations on its taxable income, whether or not distributed. Because it is a corporation, it will not be subject to the District of Columbia franchise tax on unincorporated businesses, which is imposed on any trade or business conducted within the District by an unincorporated person, including a partnership.

The Account owns approximately 16.3 percent of the outstanding shares of common stock of the Corporation. Approximately 44 percent of the outstanding shares of common stock of the Corporation are owned by a publicly held real estate limited partnership affiliated with the Investment Adviser. There is no other class of stock of the Corporation authorized or outstanding, and no other shares of common stock may be issued without the consent of shareholders owning at least 96 percent of the then outstanding shares of common stock of the Corporation. The major shareholders of the Corporation (including the Account) owning in excess of 99 percent of the Corporation's outstanding stock have entered into a shareholders' agreement which provides, among other things, that upon a proposed sale of shares the non-selling major shareholders shall have a right of first refusal to buy out the selling major shareholders' shares in the Corporation; the approval of shareholders owning at least 96 percent of the outstanding common stock of the Corporation is required to make certain major decisions; and, in the event of a disagreement regarding a proposed sale of 1225 Connecticut, the major shareholders not desiring to sell would have a right of first refusal to purchase the other major shareholders' shares in the Corporation and if all of such shares are not acquired pursuant to the exercise of such right of first refusal, the Corporation may conclude a sale of the property.

The Corporation purchased 1225 Connecticut from the seller for a purchase price of approximately $54,125,000, consisting of $51,425,000 paid in cash and approximately $2,700,000 of mortgage indebtedness then encumbering the property. In connection with the acquisition of the property, the Corporation paid approximately $2,130,000 for real estate brokerage commissions to an independent third party and certain closing costs. The Account contributed $9,000,000 for its interest in the Corporation.
PAGE 18
In January 1994 the Corporation refinanced its mortgage loan, which had an outstanding principal balance of approximately $1,667,000 at the time of refinancing, with a new first mortgage loan in the principal amount of $7,000,000 that bears interest at 6.98 percent per annum. The new loan requires monthly payments of interest only aggregating $488,600 per annum until maturity in February 2001 when the entire outstanding principal amount together with accrued interest will be due and payable. Under certain circumstances, the principal amount of the loan may be prepaid in whole (but not in part), subject to a prepayment premium based upon the present value of the difference, if any, between the remaining scheduled monthly payments on the loan at the date of prepayment and the amount such monthly payments would be if the interest rate on the loan were equal to the yield on a U.S. government security with a comparable maturity date. Pursuant to the deed of trust securing the mortgage loan, the Corporation is prohibited from modifying Ernst & Young's primary lease or from entering into certain other tenant leases without the lender's consent. Prior to selling the property or encumbering the property with any additional debt, the Corporation must obtain the consent of the lender, which may be arbitrarily withheld. However, subject to certain restrictions, the Corporation has a one-time right to transfer title to the property together with an assumption of the mortgage loan. The excess net proceeds from the refinancing in the amount of approximately $5,300,000 are being used to pay a substantial portion of the costs for lobby and other common area renovation costs, a sprinkler system and certain tenant improvement costs related to the Ernst & Young lease extension. Approximately $4,900,000 has been spent through December 31, 1995 for those costs with an additional $855,000 expected to be spent in 1996.

The property is being managed under an agreement pursuant to which the manager is obligated to manage 1225 Connecticut, collect all of the receipts from operations and, to the extent available from such receipts, pay all of the expenses of the property. The manager is paid a fee equal to 2.5 percent of the gross revenues of the property, plus reimbursement for certain direct expenses of the manager. The property had been managed by JMB Properties Company, an affiliate of the Investment Adviser, until December 1994, when JMB Properties Company sold substantially all of its assets to an unaffiliated third party, and certain management personnel of JMB Properties Company became management personnel of the third party.
As a result of sale, the successor to JMB Properties Company's assets now acts as manager of 1225 Connecticut on the same terms that existed prior to the sale.

1225 Connecticut leases approximately 80% of the available space of the property to one tenant under leases, all with terms of 12 years. For the year ended December 31, 1995 such tenant represented approximately 77% of total revenues.

An unaffiliated third party leases and operates the entire parking garage (subject to certain parking rights provided for tenants of the property) for a term extending until November 1997. The lease provides for a fixed rent payment of $485,000 a year (which reflects an increase at the end of 1993 from $430,000 a year), provides that the lessee shall pay the operating expenses of the parking garage and does not provide such lessee with an option to extend the term of the lease.
PAGE 19

The following is a schedule of expiration of leases for office and retail space assuming no renewals or cancellations) and current annual base rents allocable thereto:

Year of                                  Current     Percentage of
Expiration     Number of       Square     Annual     Current Annual
of Leases       Tenants         Feet     Base Rent      Base Rent
2000..........     3           22,103     $781,008       11.4%
2001..........     1            3,026      114,636        1.7
2002..........     1            9,909      297,264        4.3
2005..........     1            5,263      233,328        3.4
2007..........     1          161,667    5,448,912       79.2

Riverpoint Center
Chicago, Illinois

The Account entered into a participation agreement to fund up to $3,000,000 of a first mortgage loan in the maximum principal amount of $29,250,000. The remaining portion of the loan has been funded by JMB Mortgage Partners, Ltd.-IV and JMB Mortgage Partners, Ltd.-III, which are affiliates of the Investment Adviser. (The Account, JMB Mortgage Partners, Ltd.-IV and JMB Mortgage Partners, Ltd.-III are collectively called the Lenders). The loan is secured by a first mortgage on a shopping center known as Riverpoint Center and located on an approximately 17-acre site at the intersection of Wood Street and Fullerton Avenue in Chicago, Illinois. The shopping center is owned by a partnership (the Borrower) whose general partners are not affiliated with any of the Lenders and is managed by an affiliate of the Borrower.

The initial funding (the Initial Funding) of the loan, in the amount of $26,000,000 (of which the Account's share was $2,666,660), occurred in August 1989. Additional amounts, aggregating approximately $2,040,000 (of which the Account's share was approximately $209,000), have been funded since the Initial Funding. The Borrower did not qualify for any additional fundings above the $28,040,000 which has been funded to date, and no additional fundings will be made by the Lenders. The shopping center, which was completed in June 1989, has masonry walls with interior steel frames and a brick facade with metal detailing and includes a parking lot for approximately 860 cars. Real estate taxes on the shopping center were approximately $1,084,000 for the 1994 tax year and are expected to be approximately $1,106,000 for the 1995 tax year, the most recent year of assessment.

In the opinion of the Investment Adviser, the shopping center is adequately insured. The shopping center is subject to competition from other retail properties in the area.

The shopping center, which is currently approximately 95 percent leased and occupied by 22 tenants, consists of approximately 200,800 square feet of gross leasable area. Existing tenant leases have minimum terms, not including renewal options, ranging from 3 to 20 years with current annual base rents ranging from $11.60 to $29.00 per square foot. The current average annual base rent is approximately $17.58 per square foot.

PAGE 20
Substantially all existing leases contain provisions pursuant to which each tenant is required to pay its pro-rata share of operating expenses and real estate taxes of the shopping center and additional rent in the form of a percentage of tenant gross receipts above a certain base amount.

The first mortgage loan requires periodic payments of interest only, matures 10 years after the date of the Initial Funding, and bears interest as follows:

(1) Basic Interest: Basic Interest is payable monthly in advance at the rates per annum set forth below:

     Loan Years     Interest Rate
     1............     8.84%
     2-3..........     8.75
     4-6..........     9.25
     7-10..........    9.50

(2) Accrual Interest: In addition to Basic Interest, interest accrues at a simple rate of 2.0 percent per annum. The Accrual Interest is due at maturity (subject to earlier payment upon sale of the shopping center or prepayment of the loan). The Accrual Interest is reduced dollar-for-dollar by the amount of Additional Interest paid as described below.

(3) Additional Interest: The Lenders are entitled to receive Additional Interest for each calendar year (or portion thereof) equal to 50 percent of the gross income (exclusive of tenant reimbursements of expenses) from the shopping center in excess of a base amount of $2,737,000. The Lenders are also entitled to receive Additional Interest equal to 50 percent of the amount by which the value of the shopping center exceeds $28,040,000, to be paid as follows: (i) upon sale (if any) of the shopping center, an amount equal to 50 percent of the amount by which the gross sale proceeds from such sale (net of customary closing prorations and seller's closing expenses) exceed the greater of (A) $28,040,000, or (B) the highest gross proceeds from any single prior sale made after the Initial Funding in connection with which Additional Interest was paid, and (ii) at maturity or upon prepayment, an amount equal to 50 percent of the amount by which the then current fair market value of the shopping center (determined by appraisal) exceeds the greater of (A) $28,040,000, or (B) the highest gross proceeds from any single prior sale made after the Initial Funding in connection with which Additional Interest was paid. Aggregate interest payable over the term of the loan may not exceed that which would be obtained from a certain specified simple interest rate per annum.

The loan is generally non-recourse to the Borrower and its partners.
The entire principal balance of the loan and all Accrual and Additional Interest not previously paid will be due at maturity. In the event that the Borrower sells or further encumbers the shopping center without the Lenders' consent, the Lenders will have the option to accelerate the loan. The loan is not prepayable by the Borrower PAGE 21 for eight years following the Initial Funding. Thereafter, the loan may be prepaid in full upon payment of a prepayment charge in an amount equal to 7 percent of the loan's principal balance in the ninth loan year and 4 percent in the first six months of the tenth loan year. Thereafter, no prepayment charge will be due. Any action taken or consent to be given by the Lenders under the loan documents generally requires the vote or consent of the Lenders representing a majority of the principal amount of the loan outstanding. In general, in the event that a Lender proposes to sell or transfer its interest in the loan, the other Lenders will have a right of first refusal to acquire such interest. The following is a schedule of expiration of leases (assuming no renewals or cancellations) and current annual base rents allocable thereto:

Year of         Number              Current     Percentage of
Expiration        of     Square      Annual     Current Annual
of Leases       Tenants   Feet      Base Rent     Base Rent
1996..........     1      1,430      $24,310        1.7%
1997..........     2      3,335       65,268        4.5
1998..........     2      3,220       55,536        3.8
1999..........     5     14,557      331,790       23.0
2000..........     4     11,211      199,344       13.8
2001..........     7     25,837      435,183       30.1
2002..........     2      6,707      145,228       10.1
2003..........     1      9,460      187,024       13.0

West Springfield
Terrace Apartments
Fairfax County, Virginia

In August 1989, the Account acquired a 244-unit garden apartment complex known as the West Springfield Terrace Apartments, which is located on an approximately 13.2-acre site at the intersection of Old Keene Mill Road and Bauer Road in Springfield, Fairfax County,
Virginia.

The apartment complex, which was completed in 1978, consists of 17 separate three- and four-story buildings of wood frame with brick veneer construction containing 52 one-bedroom units, 22 one-bedroom and den units, 118 two-bedroom units, 22 two-bedroom and den units and 30 three-bedroom units. Each unit has either a patio or balcony and a washer/dryer. The complex contains a swimming pool, tennis court, clubhouse and approximately 380 parking spaces. The complex at present is approximately 96 percent occupied. The average annual occupancy rates (based upon occupancy at the end of each week during the year) and approximate average monthly rents per unit for the past five years are as follows:

                                        Average Monthly
                      Average Annual     Base Rent Per
Year                  Occupancy Rate         Unit
1991                       92%               $793
1992                       95                 797
1993                       96                 806
1994                       95                 837
1995                       95                 808

Current monthly rentals range from $755 to $1,015 per unit.
PAGE 22
Real estate taxes on the complex were approximately $180,000 for the 1995 tax year and are expected to be approximately $198,000 for the 1996 tax year.

The complex is subject to competition from other apartment complexes in the area. The Investment Adviser estimates that there is at present an approximate 10 percent vacancy rate in the area for apartment complexes that have sufficient operating experience after initial rent-up and that might be deemed competitive. In the opinion of the Investment Adviser, the apartment complex is adequately insured.

The Account paid $15,222,278 for the apartment complex in cash at closing (exclusive of closing costs and prorations). In connection with the acquisition of the property, the Account paid a prepayment charge at closing of $92,221 to the lender that held the mortgage loan on the property at the time of its purchase. At the time of the acquisition it was anticipated that an additional amount of approximately $1,450,000 would be used by the Account to pay the cost of upgrading kitchens and bathrooms and certain other upgrades and capital improvements at the complex. The renovation project was subsequently increased to include replacing certain carpets in units as they were renovated and to increase the number of units that received certain upgrades. The renovation project was completed in 1992 at a cost of approximately $1,900,000. For 1996, approximately $207,000 has been budgeted for painting, carpet replacement and other capital costs.

In November 1989, the Account obtained a loan from an institutional lender in the principal amount of $8,000,000 secured by a first mortgage on the property. The current outstanding balance of the loan is approximately $7,770,000. The loan has a term of seven years and bears interest at a rate of 9.50 percent per annum. The loan required monthly payments of interest only until November 1992 and thereafter is amortizable over a 27-year schedule through monthly payments of principal and interest aggregating $824,400 per annum through November 1996 when the remaining principal balance of approximately $7,704,000, together with accrued and unpaid interest, is due and payable. The loan permits a prepayment in whole or in part upon payment of a prepayment charge equal to the present value of the difference, if any, between the remaining scheduled monthly payments on the loan at the date of prepayment and the amount such monthly payments would be if the interest rate on the loan were equal to the yield on a U.S. Treasury obligation with a comparable maturity date, plus 1 percent per annum. In general, the remedies under the first mortgage loan are limited to the property securing such obligation.

The apartment complex is being managed for a fee equal to 5 percent of the gross revenues from the property, plus reimbursement of certain direct expenses. Under the terms of the management agreement, the manager is obligated to manage the complex, collect all receipts from operations and, to the extent available from such receipts, pay all expenses of the property. The property had been managed by JMB Properties Company, an affiliate of the Investment Adviser, until December 1994, when JMB Properties Company sold substantially all of its assets to an unaffiliated third party, and PAGE 23 certain management personnel of JMB Properties Company became management personnel of the third party. As a result of sale, the successor to JMB Properties Company's assets now acts as manager of the apartment complex on the same terms that existed prior to the sale.

For a description of all types of fees and compensation payable by the Account to IDS Life or the Investment Adviser in connection with the acquisition or placement of real estate related investments on behalf of the Account, see Compensation of IDS Life, the Investment Adviser and their Affiliates in Connection with Real Estate Related Services under the Description of the Investment Adviser and Affiliates section.

For further information regarding the Account's real estate related investments and their operations see the Management's Discussion and Analysis of Financial Condition and Results of Operations section.